Exhibit 99.4

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
				The Québec Economic Plan –
	April and May			March 2017(1)
	2016-2017(2)	2017-2018	Change (%)	2017-2018		Change (%)
GENERAL FUND
Revenue
Own-source revenue	8 956	9 611	7.3	60 249		1.8
Federal transfers	3 151	3 330	5.7	20 053		7.9
Total revenue	12 107	12 941	6.9	80 302		3.3
Expenditure
Program spending	–12 008	–12 345	2.8	–72 591		4.1
Debt service	–1 282	–1 165	–9.1	–7 776		2.3
Total expenditure	–13 290	–13 510	1.7	–80 367		3.9
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	413	294	—	165		—
Health and social services and education networks(5)	–2	—	—	—		—
Generations Fund	295	350	—	2 488		—
Total consolidated entities	706	644	—	2 653		—
SURPLUS (DEFICIT)	–477	75	—	2 588	(6)	—
Contingency reserve	—	—	—	–100		—
BALANCED BUDGET ACT						—
Deposits of dedicated revenues in the Generations Fund	–295	–350	—	–2 488		—
BUDGETARY BALANCE(7)	–772	–275	—	—		—

Note to the reader: Reports for 2017-2018
The first report of the 2017-2018 fiscal year presents the financial transactions for the first two months of activity, i.e. April and May 2017.
Subsequent reports will be produced on a monthly basis. The next monthly report, at June 30, 2017, will be published on September 8, 2017.

GENERAL FUND REVENUE

At May 31, 2017, revenue totalled $12.9 billion, an increase of $834 million, or 6.9%, compared to May 31, 2016.

  Own-source revenue stood at $9.6 billion, up $655 million from last year. This represents a 7.3% increase.

  This increase is primarily due to growth in personal income tax ($206 million), corporate taxes ($144 million), contributions for health services ($114 million) and revenue from government enterprises ($62 million).

  The observed variability of the growth rate by source of revenue is significant at the beginning of the fiscal year, when cumulative amounts are relatively small.

  Federal transfers amounted to $3.3 billion, up $179 million compared to May 31, 2016.

  This growth stems primarily from a $175-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
		April and May
Revenue by source	2016-2017(2)	2017-2018	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	3 007	3 213	6.9
Contributions for health services	1 063	1 177	10.7
Corporate taxes	701	845	20.5
Consumption taxes	3 212	3 316	3.2
Other sources	328	353	7.6
Total own-source revenue excluding government enterprises	8 311	8 904	7.1
Revenue from government enterprises	645	707	9.6
Total own-source revenue	8 956	9 611	7.3
Federal transfers
Equalization	1 672	1 847	10.5
Health transfers	991	1 007	1.6
Transfers for post-secondary education and other social programs	271	273	0.7
Other programs	217	203	–6.5
Total federal transfers	3 151	3 330	5.7
TOTAL	12 107	12 941	6.9

GENERAL FUND EXPENDITURE

For the first two months of the 2017-2018 fiscal year, General Fund expenditure totalled $13.5 billion, up $220 million in relation to the beginning of the previous fiscal year.

  For the period from April to May 2017, program spending rose by $337 million, or 2.8%, reaching $12.3 billion.

  The most significant changes were in the Health and Social Services ($241 million) and Administration and Justice ($94 million) missions.

  For April and May 2017, debt service amounted to $1.2 billion, a decrease of $117 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
		April and May
Expenditure by mission	2016-2017(2)	2017-2018	Change (%)
Program spending
Health and Social Services	6 141	6 382	3.9
Education and Culture	3 153	3 193	1.3
Economy and Environment	1 047	1 032	–1.4
Support for Individuals and Families	1 066	1 043	–2.2
Administration and Justice	601	695	15.6
Total program spending	12 008	12 345	2.8
Debt service	1 282	1 165	–9.1
TOTAL	13 290	13 510	1.7

CONSOLIDATED ENTITIES

At May 31, 2017, the results of consolidated entities showed a surplus of $644 million. These results include:

  a surplus of $379 million for special funds;

  dedicated revenues of $350 million for the Generations Fund;

  a deficit of $85 million for non-budget-funded bodies.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	April and May 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	Non-budget-funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	2 283	350	100	990	3 820	—		7 543	–4 514		3 029
Expenditure
Expenditure	–1 526	—	–100	–990	–3 807	—		–6 423	4 351		–2 072
Debt service	–378	—	—	—	–98	—		–476	163		–313
Subtotal	–1 904	—	–100	–990	–3 905	—		–6 899	4 514		–2 385
SURPLUS (DEFICIT)	379	350	—	—	–85	—		644	—		644

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial requirements reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

At May 31, 2017, the consolidated net financial requirements stood at $267 million, an improvement of $688 million over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
		April and May
	2016-2017(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	8 956	9 611	655
Federal transfers	3 151	3 330	179
Total revenue	12 107	12 941	834
Expenditure
Program spending	–12 008	–12 345	–337
Debt service	–1 282	–1 165	117
Total expenditure	–13 290	–13 510	–220
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	413	294	–119
Health and social services and education networks(5)	–2	—	2
Generations Fund	295	350	55
Total consolidated entities	706	644	–62
SURPLUS (DEFICIT)	–477	75	552
Consolidated non-budgetary surplus (requirements)	–478	–342	136
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–955	–267	688

Appendix

MARCH 2017 QUÉBEC ECONOMIC PLAN BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	The Québec Economic Plan –
	March 2017	(1)	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	23 687		3.5
Contributions for health services	7 261		0.3
Corporate taxes	5 311		6.4
Consumption taxes	18 275		2.6
Other sources	1 665		0.0
Total own-source revenue excluding government enterprises	56 199		2.9
Revenue from government enterprises	4 050		–11.7
Total own-source revenue	60 249		1.8
Federal transfers	20 053		7.9
TOTAL GENERAL FUND REVENUE	80 302		3.3
Program spending
Health and Social Services	–36 764		4.2
Education and Culture	–18 877		4.3
Economy and Environment	–5 418		2.1
Support for Individuals and Families	–6 274		–0.4
Administration and Justice	–5 258		10.1
Total program spending	–72 591		4.1
Debt service	–7 776		2.3
TOTAL GENERAL FUND EXPENDITURE	–80 367		3.9
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165		—
Health and social services and education networks(5)	—		—
Generations Fund	2 488		—
TOTAL CONSOLIDATED ENTITIES	2 653		—
SURPLUS (DEFICIT)	2 588	(6)	—
Contingency reserve	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 488		—
BUDGETARY BALANCE(7)	—		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.15 of The Québec Economic Plan – March 2017.

(2)

The 2016-2017 data of the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular for the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 4 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Surplus excluding the contingency reserve of $100 million.
(7)	Budgetary balance within the meaning of the Balanced Budget Act.
(8)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at June 30, 2017, will be published on September 8, 2017.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.